EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

TRUSTMARK CORPORATION

and

CADENCE FINANCIAL CORPORATION

Dated as of September 21, 2010

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of September 21, 2010 is by and between Trustmark Corporation, a Mississippi corporation (“Trustmark”) and Cadence Financial Corporation, a Mississippi corporation (“Cadence”).

WHEREAS, Cadence desires to enter into a business combination transaction (“Merger Transaction”) with Trustmark and Trustmark desires to enter into the Merger Transaction in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Trustmark and Cadence believe that the Merger Transaction in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective companies and shareholders; and

WHEREAS, the respective Boards of Directors of Trustmark and Cadence have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

INTRODUCTION

A.        This Agreement provides for the merger of Cadence with and into Trustmark with Trustmark as the survivor (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement. In connection with the Merger, Trustmark will exchange all of the issued and outstanding shares of (i) common stock, $1.00 par value, of Cadence (“Cadence Common Stock”) and (ii) Series A Preferred Stock, $10.00 par value, of Cadence (“Cadence Preferred Stock”) (collectively, the Cadence Common Stock and the Cadence Preferred Stock are sometimes referred to herein as the “Cadence Stock”) for the consideration on the terms set forth in this Agreement.

B.        It is contemplated that immediately following consummation of the Merger, Cadence Bank, N.A. (“Cadence Bank”), a national banking association and wholly owned Subsidiary of Cadence, will be merged (the “Bank Merger”) with and into Trustmark National Bank, a wholly-owned Subsidiary of Trustmark and a national banking association, with Trustmark National Bank as the surviving entity.

I.    THE MERGERS

Section 1.1.  Mergers.  Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A, at the Effective Time (as defined in Section 7.2 of this Agreement), Cadence shall be merged with and into Trustmark (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) under the Articles of Incorporation of Trustmark and pursuant to the provisions of, and with the effect provided in Sections 79-4-11.01 et seq. of the Mississippi Code of 1972, as amended.

Immediately following the Merger and pursuant to this Agreement and the Bank Agreement and Plan of Merger in the form attached hereto as Exhibit B, Cadence Bank shall be merged with and into Trustmark National Bank under the Articles of Association of Trustmark National Bank. As a result of and as part of the Bank Merger, on the Effective Date (as defined in Exhibit B) of the Bank Merger each of the issued and outstanding shares of Cadence Bank common stock shall be cancelled and retired and shall cease to exist. As a consequence of the Bank Merger, all assets and liabilities of Cadence Bank, as they exist on the Effective Date, shall pass to and vest in Trustmark National Bank without any conveyance or transfer, and Trustmark National Bank shall be responsible for all obligations of every kind and description of Cadence Bank as of the Effective Date.

Section 1.2.  Articles of Incorporation, Bylaws and Facilities of Continuing Corporation.  At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Trustmark as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Trustmark as in effect at the Effective Time. The main office of Continuing Corporation shall be the main office of Trustmark as of the Effective Time. The established offices and facilities of Cadence immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. The Board of Directors of the Continuing Corporation shall be the Board of Directors of Trustmark at the Effective Time, each of whom shall serve until duly elected and qualified. The executive officers of the Continuing Corporation shall be the executive officers of Trustmark at the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Cadence and Trustmark and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Cadence and Trustmark, respectively, as of the Effective Time.

Section 1.3.  Effect of Merger.  At the Effective Time, the corporate existence of Cadence and Trustmark shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Cadence and Trustmark. All rights, franchises and interests of Cadence and Trustmark, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Cadence and Trustmark, respectively, as of the Effective Time.

Section 1.4.  Liabilities of Continuing Corporation.  At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Cadence and Trustmark. All deposits, debts, liabilities, obligations and contracts of Cadence and of Trustmark, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Cadence or Trustmark, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Cadence or Trustmark shall be preserved unimpaired subsequent to the Merger.

Section 1.5.  Effect on Cadence Stock; Merger Consideration.

(a)  As a result of and as part of the Merger and subject to the adjustments and limitations provided for in this Agreement, shares of Cadence Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Trustmark, Cadence or the holder thereof, be converted into and represent the right to receive .096993 shares of common stock, no par value, of Trustmark (“Trustmark Common Stock”), subject to adjustment as set forth in Section 1.9 (the “Exchange Ratio”), times the number of shares of Cadence Common Stock owned by such holder of record as of the date that is established as the record date for the Cadence shareholders’ meeting to approve the Merger Agreement (the “Record Date”) and cash in lieu of the issuance of any fractional shares of Trustmark Common Stock (the “Merger Consideration”) on the basis described herein.

(b)  Each share of Cadence Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Trustmark, Cadence or the holder thereof, be converted into one share of preferred stock of the Continuing Corporation (“Trustmark Preferred Stock”), and shall have the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as set forth in the Continuing Corporation’s Articles of Incorporation.

Section 1.6.  Cadence Options and Cadence Restricted Shares.

(a)  Cadence shall take all actions necessary to accelerate vesting of all the outstanding options to purchase Cadence Common Stock (“Cadence Options”) held by employees or former employees of Cadence that are outstanding on the date of this Agreement (which Cadence Options are listed in Disclosure Schedule 2.2).  Holders of vested Cadence Options who exercise them prior to the Effective Time in accordance with the terms of the applicable employee benefit plan and option agreement shall be entitled to payment of the Merger Consideration in accordance with this Article I.  Any Cadence Options which have not been exercised as of the Effective Time shall be purchased by Trustmark for $.20 per share of Cadence Options upon execution of a release and termination of such Cadence Option of each holder to be delivered at the Effective Time, or shall otherwise lapse and terminate at the Effective Time.

(b)  Each share of Cadence Common Stock granted subject to vesting or other lapse restrictions (“Cadence Restricted Shares”) shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof and, at the Effective Time, such Company Restricted Shares shall be treated in the same manner as all other shares of Cadence Common Stock under this Agreement.

Section 1.7.  Exchange of Shares.

(a)  Promptly following the Effective Time of the Merger, Trustmark, as exchange agent, shall send to holders of Cadence Common Stock of record as of the Closing Date transmittal materials for use in exchanging their shares of Cadence Common Stock for the Merger Consideration. Trustmark shall thereafter promptly pay the Merger Consideration to holders of Cadence Common Stock who have properly submitted transmittal materials and surrendered their share certificates to Trustmark. Unless and until the share certificates are properly surrendered, a former holder of Cadence Common Stock shall not be entitled to receive the cash and/or share certificates to which such holder is entitled or any dividends payable with respect to such shares. Upon the proper surrender of such Cadence Common Stock, the former Cadence shareholder shall be issued shares of the Trustmark Common Stock and shall be paid any cash for fractional shares and dividends (without interest) to which such shareholder is entitled.

(b)  After the Effective Time, shares of Cadence Common Stock shall be no longer outstanding and shall be automatically canceled and shall cease to exist and shall thereafter by operation of this Agreement represent only the right to receive, in the case of the Cadence Common Stock, the Merger Consideration, and, in the case of the Cadence Preferred Stock, the preferred stock of the Continuing Corporation, all as provided for in Section 1.5, and the stock transfer ledger of Cadence shall be closed and there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Stock which were outstanding immediately prior to such time (other than to settle transfers of Cadence Stock that occurred prior to the Effective Time). If, after the Effective Time, certificates are presented to Trustmark, they shall be promptly exchanged as provided in this Section.

(c)  If any certificate representing shares of Trustmark Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Trustmark) for transfer, and that the person requesting such exchange shall pay to Trustmark in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Trustmark Common Stock in any name other than that of the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of Trustmark that such tax has been paid or is not payable or applicable.

(d)  Neither Trustmark, Cadence, or any other person shall be liable to any former holder of shares of Cadence Stock for any Trustmark Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a governmental official pursuant to applicable abandoned property, escheat or similar laws.

Section 1.8.  No Fractional Shares.  No fractional shares of Trustmark Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Cadence Common Stock. In lieu of any such fractional share, each holder of shares of Cadence Common Stock who would otherwise be entitled to a fractional share of Trustmark Common Stock will be paid cash upon the proper surrender of all the stock certificates representing shares of Cadence Common Stock held by such holder in the amount equal to the product of such fraction multiplied by $2.00.

Section 1.9.  Calculations and Adjustments.

(a)  The Exchange Ratio is calculated based upon the issuance of an aggregate of 1,155,104 shares of Trustmark Common Stock in exchange for an aggregate of 11,909,127 shares of Cadence Common Stock issued and outstanding as of the date of this Agreement.  If, between the date of this Agreement and the Effective Time, the number of shares of Cadence Common Stock issued shall change, the Exchange Ratio and any other relevant provision of this Agreement shall be adjusted to reflect all of the issued and outstanding shares of Cadence Common Stock at the Effective Time.

(b)  If, subsequent to the date of this Agreement and prior to the Effective Time, the outstanding shares of Trustmark Common Stock shall be increased or exchanged into a different number of shares or shares of a different class by reason of (i) any reclassification, recapitalization, stock split, reverse stock split, or stock dividend with a record date within said period, (ii) a combination or exchange of shares in a transaction in which Trustmark is effectively acquired, or (iii) other like transactions or events resulting in changes in Trustmark’s capitalization, the number of shares of Trustmark Common Stock to be issued and delivered upon the consummation of the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of shares of Trustmark Common Stock that holders of shares of Cadence Common Stock would have received had such reclassification, recapitalization, stock split, or stock dividend, or events occurred immediately following the Effective Time.

Section 1.10.  Lost or Destroyed Certificates.  Any person whose certificates representing shares of Cadence Common Stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark Common Stock and/or cash to which such holder of Cadence Common Stock is entitled as a result of the Merger if such holder provides Trustmark with a statement certifying such loss or destruction and an indemnity reasonably satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

Section 1.11.  Ratification by Shareholders.  This Agreement shall be submitted to the shareholders of Cadence in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of Cadence. Cadence and Trustmark shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.12.  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.13.  Reservation of Shares.   Trustmark shall reserve for issuance a sufficient number of shares for the purpose of issuing shares of Trustmark Common Stock to the Cadence shareholders in accordance with this Article I.

II.    REPRESENTATIONS AND WARRANTIES OF CADENCE

Cadence makes the following representations and warranties, each of which is being relied on by Trustmark, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects on the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date).  For the purposes of this Agreement, except in Section 2.1 and where the context otherwise requires, any reference to Cadence in this Article II shall be deemed to include Cadence and its Subsidiaries.

Section 2.1.  Organization.

(a)  Cadence is a Mississippi corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Cadence Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  Except as set forth in the Cadence Reports or Disclosure Schedule 2.1(a), each of Cadence and Cadence Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 12.1 of this Agreement).

(b)  Cadence is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Cadence Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC and the Federal Deposit Insurance Corporation (“FDIC”). True and complete copies of the Articles of Incorporation and Bylaws of Cadence and the Articles of Association and Bylaws of Cadence Bank, each as amended to date, have been delivered or made available to Trustmark.

(c)  Other than as set forth in Cadence Reports or Disclosure Schedule 2.1(c), (i) Cadence does not have any Subsidiaries or Affiliates, (ii) Cadence is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) to Cadence’s Knowledge there is no arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Cadence.

(d)  The deposit accounts of Cadence Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Cadence Bank.  Other than as set forth in Cadence Reports, Regulatory Reports made available to Trustmark or Disclosure Schedule 2.1(d), no proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cadence, threatened.

Section 2.2.  Capitalization.  The authorized capital stock of Cadence consists of 140,000,000 shares of Cadence Common Stock, of which 11,909,127 are issued and outstanding, and 10,000,000 shares of Cadence Preferred Stock, $10.00 par value, of which 44,000 are issued and outstanding. The authorized capital stock of Cadence Bank consists of 1,250,000 shares of Cadence Bank common stock, $1.00 par value, 1,200,000 of which are issued and outstanding and owned by Cadence.  No other shares of Cadence Stock are issued as of the date of this Agreement.  All of the issued and outstanding shares of Cadence Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Disclosure Schedule 2.2 sets forth for each Cadence Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Cadence Common Stock subject to each Cadence Option, and the number of shares of Cadence Common Stock that are currently exercisable and the exercise price per share.  Other than as set forth in Disclosure Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Cadence to issue any authorized and unissued Cadence Stock nor does Cadence have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Cadence Stock.

Section 2.3.  Corporate Approval and Authority.

(a)  Cadence has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Cadence has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions, subject to the receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence.

(b)  The Board of Directors of Cadence has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Cadence as required by law, and, other than shareholder and regulatory approvals, no further corporate proceedings of Cadence are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by Cadence and, subject to receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence and the due and valid execution and delivery of this Agreement by Trustmark, constitutes the legally binding agreement of Cadence enforceable against Cadence in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)  The affirmative vote of the holders of a majority of the outstanding Cadence Common Stock is the only vote required of the holders of Cadence Common Stock necessary to approve the Merger and the related transactions contemplated thereby.

(d)  In accordance with Section 79-4-13.02 of the Mississippi Business Corporation Act, no appraisal or dissenters’ rights shall be available to holders of the Cadence Common Stock in connection with the Merger.

Section 2.4.  Investments.  Cadence has furnished to Trustmark a complete list, as of June 30, 2010, of all securities, including municipal bonds, owned by Cadence (the “Securities Portfolio”). Except as set forth in Disclosure Schedule 2.4, all such securities are owned by Cadence (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all material liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests ("Liens"). Disclosure Schedule 2.4 also discloses any entities in which the ownership interest of Cadence equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 2.5.  SEC Documents; Other Reports; Internal Controls.

(a)  Cadence has filed all required reports, forms, schedules, registration statements and other documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2007 (the “Cadence Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), Cadence Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cadence Reports, and none of Cadence Reports when filed with the SEC, or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Cadence has made available to Trustmark true, correct and complete copies of all written correspondence between the SEC and Cadence and any of its Subsidiaries occurring since December 31, 2007 and prior to the date of this Agreement other than those publicly available from the SEC.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Cadence Reports. None of Cadence’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)  Cadence has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s auditors and the audit committee of Cadence’s board of directors and on Disclosure Schedule 2.5(b) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Cadence’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting.

(c)  Except as set forth on Disclosure Schedule 2.5(c), the records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom). Cadence and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

(d)  Cadence has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Cadence and its Subsidiaries is made known to the management of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to Cadence Reports.

Section 2.6.  Financial Statements; Undisclosed Liabilities.

(a)  The financial statements of Cadence (including any related notes and schedules thereto) included in Cadence Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Cadence and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Cadence and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)  Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Cadence included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement, (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither Cadence nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would reasonably be expected to have, a Material Adverse Effect on the Condition of Cadence.

Section 2.7.  Allowance for Loan Losses.  The allowance for loan losses shown on the Cadence Reports as of and for the period ended June 30, 2010, was, and the allowance for loan losses to be shown on the Cadence Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Cadence, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Cadence and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  The allowance for loan losses described in the preceding sentence has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Cadence makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of loans outstanding.

Section 2.8.  Certain Loans and Related Matters.

(a)  All loans and other extensions of credit (including commitments to extend credit) (each a “Loan”) as of the date hereof by Cadence and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Cadence or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b)  Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Cadence’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(c)  None of the agreements pursuant to which Cadence or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)  Disclosure Schedule 2.8(d) identifies (A) each Loan that as of August 31, 2010 had an outstanding balance and/or unfunded commitment of $250,000.00 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “watch list” or “special mention” (or words of similar import) by Cadence, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith, or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of Cadence or any of its Subsidiaries that as of August 31, 2010 had a book value of over $250,000.00 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Disclosure Schedule 2.8(d) sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of August 31, 2010.

(e)  Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to Cadence's Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, except where the failure to do so would not have a Material Adverse Effect on the Condition of Cadence.  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Cadence and are complete and correct in all material respects.

Section 2.9.  Title to Property.

(a)  Other than real property acquired through foreclosure or deed in lieu of foreclosure, Disclosure Schedule 2.9(a) contains a list of all real property owned or leased by Cadence (the "Cadence Real Property") that is true, correct, and complete in all material respects.  True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Disclosure Schedule 2.9(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Trustmark prior to the Closing Date.

(b)  Cadence has good, valid and defeasible title to the Cadence Real Property as reflected in the most recent balance sheet included in the Cadence Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except for (x) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.

(c)  Cadence has good, valid and defeasible title to all tangible personal property owned by it as reflected in the most recent balance sheet included in Cadence Reports, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except (x) Liens for current Taxes not yet due and payable and (y) other such Liens, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(d)  All leases of real property and all other leases material to Cadence under which Cadence leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by Cadence or, to the Knowledge of Cadence, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, Cadence quietly enjoys the use of the premises provided for in such lease, except in any such cases as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

Section 2.10.  Environmental Laws.  To the Knowledge of Cadence, Cadence and any properties or business owned or operated by Cadence, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder and Cadence has not received notice of any violation of any Environmental Laws. Trustmark and its consultants, agents and representatives shall have the right to inspect Cadence’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Trustmark and at such time as may be mutually agreed upon between Cadence and Trustmark.

Section 2.11.  Litigation and Other Proceedings.  Except as set forth in Disclosure Schedule 2.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Knowledge of Cadence, threatened before any court or administrative body in any manner against Cadence, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Cadence or the transactions proposed by this Agreement. Cadence does not know of any basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Cadence or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Cadence Reports, Regulatory Reports made available to Trustmark or Disclosure Schedule 2.11, Cadence is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.12.  Taxes.

(a)  Except as set forth in Disclosure Schedule 2.12(a), Cadence has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all material respects. Cadence has not executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Cadence is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Cadence. Cadence has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Cadence is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Cadence, as required by law.

(b)  True and complete copies of the income tax returns of Cadence as filed with the Internal Revenue Service ("IRS") or state or local authorities for the years ended December 31, 2009, 2008 and 2007 have been delivered or made available to Trustmark.

(c)  Neither Cadence nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Cadence) filing a consolidated Tax Return or (ii) has any material liability for Taxes of any person (other than Cadence and any of its Subsidiaries arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(d)  None of Cadence or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax shares, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(e)  None of Cadence or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f)  Cadence has disclosed on its federal income Tax Return all positions therein, which, if not disclosed, could reasonably be expected to give rise to accuracy related penalties under Section 6662, and has not taken positions that could reasonably be expected to give rise to accuracy related penalties under Section 6662(d)(2)(C).

Section 2.13.  Contracts and Commitments.

(a)  Except as set forth in Cadence Reports, Regulatory Reports made available to Trustmark or Disclosure Schedule 2.13, neither Cadence nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by Cadence on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Cadence Reports filed prior to the date hereof, (ii) (A) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of Cadence or any of its affiliates, (B) that obligates Cadence or any of its affiliates to conduct business with any third party on an exclusive or preferential basis, (C) that limits or restricts Cadence’s or its affiliates’ rights to use the name Cadence Financial Corporation, Cadence Bank, or any variant thereof, or (D) that requires referrals of business or requires Cadence or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, (iii) which relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB incurred in the ordinary course of business consistent with past practice) by Cadence or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Cadence or any of its Subsidiaries, (v) which limits the payment of dividends by Cadence or any of its Subsidiaries, (vi) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vii) which provides for material payments to be made by Cadence or any of its Subsidiaries upon a change in control thereof, (viii) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by Cadence or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), or (ix) which is not of the type described in clauses (i) through (viii) above and which involved payments by, or to, Cadence or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $100,000 (other than pursuant to loans originated or purchased by Cadence and its Subsidiaries in the ordinary course of business consistent with past practice and other than any such contracts which are terminable by Cadence or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)).  Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not publicly disclosed in Cadence Reports or set forth on Disclosure Schedule 2.13, is referred to herein as a “Cadence Contract.”  Cadence has made or will make available to Trustmark true, correct and complete copies of each Cadence Contract prior to the Closing Date.

(b)  (i) Each Cadence Contract is valid and binding on Cadence or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Cadence, is valid and binding on the other parties thereto, (ii) Cadence and each of its Subsidiaries and, to the Knowledge of Cadence, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Cadence Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Cadence or any of its Subsidiaries or, to the Knowledge of Cadence, any other party thereto, under any such Cadence Contract.

(c)  Disclosure Schedule 2.13(c) lists each employment, change in control, severance or similar contract with any present or former employee, director or consultant of Cadence (each, a "Compensation Agreement"), the payments due under each Compensation Agreement and the date when such payments are due, including any payments arising as a result of the Merger, and any payments arising from the termination of employment prior to or after the Effective Time (upon request from Trustmark, in the event it is unclear to Trustmark, Cadence will provide a good faith estimate of any amounts not subject to precise quantification as of the date of this Agreement, such as excise taxes or tax indemnification payments in respect of income or excise taxes).

Section 2.14.  Insurance.  A true and complete list of all material insurance policies owned or held by or on behalf of Cadence (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates has been provided to Trustmark. Such policies are in full force and effect and contain only standard cancellation or termination clauses.

Section 2.15.  No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of Cadence’s Articles of Incorporation or Bylaws, or (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark or Cadence to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Cadence under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Cadence is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Cadence.

Section 2.16.  Compliance with Laws and Regulatory Filings.  Except as disclosed in the Cadence Reports, Regulatory Reports made available to Trustmark or Disclosure Schedule 2.16, Cadence is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it. Except for approvals by the Federal Reserve Board, the OCC, and the SEC, no prior consent, approval or authorization of, or declaration, filing or registration with, any regulatory authority is required of Cadence in connection with the execution, delivery and performance by Cadence of this Agreement and the transactions contemplated hereby, or the resulting change of control of Cadence except for the filing of certain instruments with the Mississippi Secretary of State, as necessary to consummate the Merger contemplated hereby. Cadence has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries, and such reports, registrations and statements are, to the Knowledge of Cadence, true and correct in all material respects.

Section 2.17.  Absence of Certain Changes.  Except as disclosed in the Cadence Reports, Regulatory Reports made available to Trustmark, since June 30, 2009, (a) Cadence and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Cadence, and (c) Cadence has not taken any action that would have been prohibited by clauses (ii)-(xvi) of Section 4.2(b) if taken after the date of this Agreement

Section 2.18.  Employment Relations.  The relations of Cadence with its employees are satisfactory.  Cadence has not receive any complaints or any notice of any controversies with, or organizational efforts or other pending actions by, its employees or representatives of its employees, except any such complaints or notices which individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Condition of Cadence.  Cadence has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workers' compensation insurance and social security and similar taxes, and except as set forth in Disclosure Schedule 2.18, no person has asserted that Cadence is liable for any arrearages of wages, workers' compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 2.19.  Employee Benefit Plans.

(a)  Disclosure Schedule 2.19(a) of the Disclosure Schedule contains a true and complete list of each Plan. “Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, equity-based compensation, stock option, severance, employment, loan, change-in-control, pension, profit sharing, retirement, fringe benefit, vacation, paid time off, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, programs, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any current or former employee, officer, director, consultant or independent contractor of Cadence or any of its Subsidiaries (“Cadence Employees”) has had or has any present or future vested or contingent right to benefits and which are contributed to, sponsored by, maintained by, or for which there is or may be any liability of Cadence or any of its Subsidiaries or ERISA Affiliates. “ERISA Affiliate” shall mean any person or entity that, together with Cadence, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(b)  With respect to each Plan, Cadence has delivered or made available to Trustmark a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust, insurance or group annuity agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; (iii) any summary plan description and other material written communications by Cadence or any of its Subsidiaries or ERISA Affiliates concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) most recent audited financial statements, if any, and (C) most recent actuarial valuation reports, if any, and (vii) with respect to any employee stock ownership plan, all fiduciary administrative minutes and similar records for the prior three year period.

(c)  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Cadence or on Trustmark following the Merger contemplated by this Agreement, each Plan has been established and administered in all respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws.

(d)  Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  Except as set forth on the Disclosure Schedule 2.19(d) or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Cadence or Trustmark following the Merger, (i) no event has occurred and no condition exists that would subject Cadence or any of its Subsidiaries or ERISA Affiliates to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws; (ii) for each Plan with respect to which a Form 5500 has been filed, no change has occurred with respect to the matters covered by the most recent Form since the date thereof; (iii) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (iv) no Plan provides post-employment welfare (including but not limited to health, medical or life insurance) benefits and neither Cadence nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (v)  neither Cadence nor any Subsidiary or ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, or will engage in, a transaction described in Section 4069 or 4212(c) (i.e., certain transactions to evade liability) of ERISA; (vii) to the Knowledge of Cadence, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code and the regulations thereunder; and (viii) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Cadence or any of its Subsidiaries or ERISA Affiliates, or of Trustmark.  As of December 31, 2009, the tax-qualified defined benefit retirement Plan had a fair market value less than the projected benefit obligation of approximately $600,000 according to the actuarial calculation at that time by Towers Watson.

(e)  None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of Cadence, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied

(f)  With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Cadence, threatened, (ii) no facts or circumstances exist that would give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the Knowledge of Cadence, threatened.

(g)  Except as set forth in Disclosure Schedule 2.19(g), no Plan exists that could (i) accelerate the time of payment or vesting or provide any other rights or benefits to any present or former employee or other service provider or otherwise increase the amount payable or otherwise trigger any other obligation pursuant to any Plan, (ii) require the funding of any trust or other arrangement for any benefit or (iii) limit or restrict the right to merge, amend or terminate any Plan.

(h)  Except as set forth in Cadence Reports, there is no Plan that, individually or collectively, would give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement, including as a result of any termination of employment on or following the Closing.

Section 2.20.  Brokers, Finders and Financial Advisors.  Except for amounts payable to Keefe, Bruyette and Woods, Inc. which have been disclosed to Trustmark, neither Cadence nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 2.21.  Trust Preferred Securities.

(a)  Cadence has issued and presently outstanding $30,928,000 of Floating Junior Subordinated Debentures due 2033 issued by NBC Capital Corporation (MS) Statutory Trust I (“Trust I”) pursuant to an Indenture dated as of December 30, 2003 between Cadence and U.S. Bank National Association, as Trustee (the “Trustee”). Trust I has issued and outstanding $30,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 30, 2003 among Cadence, the Trustee, and the administrators named therein (the “Trust Preferred Securities”).  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default under any of the agreements relating to the Trust Preferred Securities), and at the Effective Time Trustmark will have all of the rights presently held by Cadence under such agreements as Cadence’s successor in interest.  Cadence has deferred interest payments on the Floating Junior Subordinated Debentures due 2033 as of September 2010.

(b)  All representations and warranties made by Cadence in the documents related to the issuance of the Trust Preferred Securities were true in all material respects when made.  Disclosure Schedule 2.21(b) sets forth the commencement and termination dates (if any) of any Extended Interest Payment Period election and any amounts owed as of the date of this Agreement arising from such elections.

Section 2.22.  Derivative Contracts.  Cadence is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Cadence Reports which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).

Section 2.23.  Deposits.  Except as set forth on Disclosure Schedule 2.23, to the Knowledge of Cadence, none of the deposits of Cadence is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 2.24.  Community Reinvestment Act.  Cadence is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder, and Cadence has a rating of “satisfactory” as of its most recent CRA compliance examination.

Section 2.25.  Intellectual Property Rights.  Disclosure Schedule 2.25 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Cadence or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). Cadence and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Other than as set forth in Disclosure Schedule 2.25, neither Cadence nor any Subsidiary is, to their Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Cadence or any Subsidiary, to their Knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use. No Intellectual Property will be adversely affected as a result of the Merger.

Section 2.26.  Bank Secrecy Act; USA PATRIOT Act.  Other than as set forth in Disclosure Schedule 2.26, Cadence has had no incidents of fraud or defalcation during the last two years. Cadence is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Cadence is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.

Section 2.27.  Fairness Opinion.  Prior to the execution of this Agreement, Cadence has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Cadence Common Stock pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded.

Section 2.28.  Transactions with Affiliates.  Except as disclosed in the Cadence Reports or Regulatory Reports made available to Trustmark, there are no agreements, contracts, plans, arrangements or other transactions between Cadence or any of its Subsidiaries, on the one hand, and any (i) officer or director of Cadence or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Cadence, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Cadence, on the other hand.

Section 2.29.  Disclosure Documents.  With respect to information supplied or to be supplied by Cadence for inclusion in the Proxy Statement and the Registration Statement to be filed with the SEC by Trustmark for the registration of the shares of Trustmark Common Stock to be issued in connection with the Merger (the “Registration Statement”): (a) the Proxy Statement, at the time of the mailing thereof to shareholders of Cadence and at the time of the special meeting of Cadence’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (b) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

III.    REPRESENTATIONS AND WARRANTIES OF TRUSTMARK

Trustmark, for itself and its Subsidiary, Trustmark National Bank, makes the following representations and warranties to Cadence, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects upon the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date).

Section 3.1.  Organization.  Trustmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Trustmark owns 100% of the issued and outstanding capital stock of Trustmark National Bank. Trustmark National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Trustmark National Bank is an insured bank as defined in the Federal Deposit Insurance Act. Trustmark and Trustmark National Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Trustmark, considered as a consolidated whole.

Section 3.2.  Capitalization.  The authorized capital stock of Trustmark consists of 250,000,000 shares of Trustmark Common Stock, no par value, of which 63,885,403 were issued and outstanding as of June 30, 2010, and of which 5,047,171 are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of Trustmark preferred stock, no par value, of which none are issued and outstanding as of June 30, 2010. The authorized capital stock of Trustmark National Bank consists of 2,677,955 shares of Trustmark National Bank common stock, $5.00 par value, 2,677,955 of which are issued and outstanding. All of the issued and outstanding shares of Trustmark Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Trustmark Common Stock to be issued to Cadence shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Trustmark Common Stock.

Section 3.3.  Corporate Approval and Authority.

(a)  Trustmark has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of any required regulatory approvals.

(b)  The Board of Directors of Trustmark has approved this Agreement and the transactions contemplated herein are not subject to any approval thereof by the shareholders of Trustmark under applicable law, and no further corporate proceedings of Trustmark is needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by Trustmark and, subject to receipt of any required regulatory approvals and the due and valid execution and delivery of this Agreement by Cadence, constitutes the legally binding agreement of Trustmark enforceable against Trustmark in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4.  No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Incorporation or Bylaws of Trustmark, or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Trustmark or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Trustmark under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Trustmark is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Trustmark.

Section 3.5.  SEC Documents; Other Reports; Internal Controls.

(a)  Trustmark has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the ‘‘the Trustmark Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), The Trustmark Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Trustmark Reports, and none of the Trustmark Reports when filed with the SEC, or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Trustmark has made available to Cadence true, correct and complete copies of all written correspondence between the SEC and Trustmark and any of its Subsidiaries occurring since December 31, 2007 and prior to the date of this Agreement.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Trustmark Reports. None of Trustmark’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)  Trustmark has disclosed, based on its most recent evaluation prior to the date hereof, to Trustmark’s auditors and the audit committee of Trustmark’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Trustmark’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Trustmark’s internal controls over financial reporting.

(c)  The records, systems, controls, data and information of Trustmark and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Trustmark or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Trustmark and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)  Trustmark has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Trustmark and its Subsidiaries is made known to the management of Trustmark by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Trustmark Reports.

Section 3.6.  Financial Statements; Undisclosed Liabilities.

(a)  The financial statements of Trustmark (including any related notes and schedules thereto) included in the Trustmark Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Trustmark and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Trustmark and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)  Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Trustmark included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither Trustmark nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would reasonably be expected to have, a Material Adverse Effect on the Condition of Trustmark.

Section 3.7.  Environmental Laws.  To the Knowledge of Trustmark, Trustmark and any properties or business owned or operated by Trustmark, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder and Trustmark has not received notice of any violation of any Environmental Laws.

Section 3.8.  Employee Benefit Plans.  The employee benefits plans and welfare benefits plans (referred to collectively herein as the “Trustmark Plans”) in effect at Trustmark and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto.  None of the Trustmark Plans nor any of their respective related trusts have been terminated (except the termination of any Trustmark Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Trustmark), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Trustmark Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Trustmark Plans are the only employee benefit plans covering employees of Trustmark and its Subsidiaries. Trustmark and its Subsidiaries will not have any material liabilities with respect to employee benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Trustmark Plans, and as of the date hereof the actuarial present value of Trustmark Plan assets of each Trustmark Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 3.9.  Taxes.  Trustmark and its Subsidiaries have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown to be due and payable thereon. At the time of filing, all such Tax Returns were correct in all material respects. Neither Trustmark nor any of its Subsidiaries have executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Trustmark nor any Subsidiary is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Trustmark or any Subsidiary. All Taxes which Trustmark or any Subsidiary is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Trustmark or any Subsidiary, as required by applicable law.

Section 3.10.  Insurance.  Trustmark currently maintains insurance in amounts reasonably necessary for its operations. Trustmark has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Trustmark.

Section 3.11.  Compliance with Laws and Regulatory Filings.  Trustmark and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Trustmark and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Trustmark and its Subsidiaries in connection with the execution, delivery and performance by Trustmark of this Agreement and the transactions contemplated hereby. Trustmark and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC, or any other regulatory authority having supervisory jurisdiction over Trustmark and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the Knowledge of Trustmark and its Subsidiaries, true and correct in all material respects.

Section 3.12.  Community Reinvestment Act.  Trustmark National Bank is in material compliance with the CRA and all regulations promulgated thereunder. Trustmark National Bank has a rating of “outstanding” as of its most recent CRA compliance examination.

Section 3.13.  Litigation and Other Proceedings.  Except as disclosed in the Trustmark Reports, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of Trustmark, threatened before any court or administrative body in any manner against Trustmark, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Trustmark or the transactions proposed by this Agreement. Trustmark knows of no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Trustmark or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Trustmark is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14.  Brokers, Finders and Financial Advisors.  Except for Sandler, O'Neill + Partners, L.P., neither Trustmark nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.15.  Absence of Certain Changes.  Except as disclosed in the Trustmark Reports filed and publicly available prior to the date hereof, since June 30, 2010, (a) Trustmark and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Trustmark.

IV.    COVENANTS OF CADENCE

Cadence covenants and agrees with Trustmark as follows:

Section 4.1.  Shareholder Approval and Best Efforts.  Cadence will, as soon as practicable after the Registration Statement is declared effective by the SEC, take all steps under applicable law to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Cadence will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Cadence will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Cadence will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Trustmark reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.2.        Activities of Cadence Pending Closing.

(a)       From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, except with the written consent of Trustmark, which consent shall not be unreasonably withheld, conditioned or delayed, Cadence shall (i) conduct its business in the usual, regular ordinary course consistent with past practices and prudent banking principles; (ii) use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation or required by its duties to its shareholders and other constituents, take no action which would adversely affect or delay the ability of Cadence or Trustmark to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)       From the date hereof to and including the Closing Date, except in the usual, regular or ordinary course of business or as required by law or regulation or required by its duties to its shareholders and other constituents, as long as this Agreement remains in effect or unless Trustmark otherwise consents in writing (which consent shall not be unreasonably withheld), Cadence shall not:

(i)       make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at Cadence, and (C) renewals, extensions and consolidations of any loans other than those loans listed in Disclosure Schedule 2.8(d); provided, however, that in the event that Cadence desires to make or renew any such loan in excess of $500,000, Cadence shall so advise Trustmark in writing. Trustmark shall notify Cadence in writing within two (2) business days of receipt of such notice whether Trustmark consents to such loan or extension of credit, provided that if Trustmark fails to notify Cadence with such time frame, Trustmark shall be deemed to have consented to such loan or extension of credit;

(ii)      issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for the Cadence Options) or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend in respect of its capital stock;

(iii)     open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Trustmark with respect to basic policies relating to branching, site location and relocation;

(iv)      enter into, amend or terminate any agreement of the type that would be required to be disclosed in Disclosure Schedule 2.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices or as contemplated by this Agreement;

(v)       increase the compensation payable or to become payable or the benefits provided to any employees (except for the promotion of an employee to a new position in the ordinary course of business consistent with past practice) or grant any severance or termination pay (other than pursuant to Cadence’s policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Cadence, either individually or as part of a class of similarly situated persons (other than as required or contemplated by this Agreement);

(vi)      cause or allow any of the things listed in Section 2.17 to occur, Cadence shall use its best efforts to not cause or allow any of the things listed therein to occur);

(vii)     sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein with a value in excess of $250,000;

(viii)    foreclose upon or otherwise acquire any commercial real property in excess of $250,000 prior to receipt and authorization by Trustmark of a Phase I environmental review thereof;

(ix)      increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Cadence’s past practices;

(x)       establish any new Subsidiary;

(xi)      voluntarily make any material change in the interest rate risk profile of Cadence from that as of June 30, 2010;

(xii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

(xiii)    amend or change any provision of Cadence’s Articles of Incorporation or Bylaws;

(xiv)     make any capital expenditure which would exceed an aggregate of $75,000;

(xv)      excluding deposits (other than brokered deposits), certificates of deposit, FHLB advances and borrowings consistent with past practices and permitted by Cadence’s bank regulatory authorities, undertake any additional borrowings;

(xvi)     modify any outstanding loan or acquire any loan participation, except in the ordinary course of business and consistent with past practice, and subject to compliance with the notification provisions set forth in clause (i) for loans in excess of $500,000;

(xvii)    fail to use commercially reasonable efforts to take any action that is required by any agreement with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries; or

(xviii)   agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2(b).

Section 4.3.        Access to Properties and Records.  To the extent permitted by applicable law and under a confidentiality arrangement, Cadence shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Trustmark reasonable access during normal hours and upon reasonable notice to the properties, books and records of Cadence in order that Trustmark may have full opportunity to conduct confirmatory due diligence; provided, however, that Cadence shall not be required to take any action that would provide access to or disclose information where such access or discharge would violate or breach any Cadence contractual obligations or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, and (b) furnish Trustmark with such additional financial and operating data and other information as to the business and properties of Cadence as Trustmark shall, from time to time, request. As soon as practicable after they become available, Cadence will deliver or made available to Trustmark all call reports filed by Cadence with the appropriate federal regulatory authority after the date of this Agreement.  All financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Trustmark will return to Cadence all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 4.4.        Information for Regulatory Applications and SEC Filings.  To the extent permitted by law, Cadence will furnish Trustmark with all information concerning Cadence required for inclusion in any application, filing, registration statement or document to be made or filed by Trustmark or Cadence with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Cadence represents and warrants that all information so furnished for such applications and filings shall, to the best of its Knowledge, be true and correct in all material respects without omission of any material fact required to be stated therein to make the information not misleading. Cadence agrees at any time, upon the request of Trustmark, to furnish to Trustmark a written letter or statement confirming the accuracy of the information with respect to Cadence contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Cadence contained in such document or draft was furnished by Cadence expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Cadence expressly for use therein.

Section 4.5.        Standstill Provision.  So long as this Agreement is in effect, neither Cadence nor any of its Subsidiaries shall, and Cadence agrees and will use its best efforts to cause its directors, officers, employees, agents and representatives not to take any action to solicit, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any nonpublic information relating to Cadence in connection with, or agree to any Acquisition Proposal; except where the Board of Directors of Cadence determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be expected to constitute a potential breach of any of the fiduciary obligations of the Board of Directors. Cadence agrees to notify Trustmark promptly of any Acquisition Proposal received.

Section 4.6.        Affiliate Agreement.  No later than the fifteenth (15th) day following the date of execution of this Agreement, Cadence shall deliver to Trustmark, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Cadence with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Trustmark identifies (by written notice to Cadence within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Cadence within the meaning of Rule 144. Notwithstanding the foregoing, Mark A. Abernathy, David C. Byars, Robert S. Caldwell, Jr., Robert L. Calvert, III, Robert Cunningham, J. Nutie Dowdle, James C. Galloway, Jr., Clifton S. Hunt, Lewis F. Mallory, Jr., Allen B. Puckett, III, Sammy J Smith, H. Stokes Smith, Richard T. Haston and John R. Davis shall be deemed “affiliates” within the meaning of Rule 144. Cadence shall cause each “affiliate” to deliver, to Trustmark, not later than the thirtieth (30th) day following the date of execution of this Agreement, an agreement dated as of the date of delivery thereof in the form of Exhibit C attached hereto (requiring such affiliates to comply with Rule 144).

Section 4.7.        Trust Preferred Issue.  As soon as practicable following the execution of this Agreement, Cadence shall notify the Trustee with respect to its issue of trust preferred securities of the execution of this Agreement and shall obtain from the Trustee confirmation that (a) no Default or Event of Default (as those terms are defined in the Indenture and related Guarantee Agreement) exists or is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Cadence of its obligations under the terms of this Agreement; and (c) other than the amounts reflected on Disclosure Schedule 2.21 relating to any Extended Interest Payment Period, no other amounts are due as of the date of this Agreement under the terms of the Indenture.

Section 4.8.        Bank Merger.  Prior to the Effective Time, Cadence shall cause Cadence Bank to cooperate with Trustmark and Trustmark National Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger immediately following the Effective Time.

Section 4.9.        Employee Benefit Plans.  Cadence shall execute and deliver such instruments and take such other actions as Trustmark may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Trustmark and Cadence in accordance with applicable law provided that no such amendment or termination shall be required if it would violate applicable law or result in a breach of Cadence's contractual obligations with respect to any rights to any benefits or payments that may exist or that may arise as of the Closing Date or as a result of the transactions contemplated by this Agreement, including without limitation COBRA, change in control, severance, retirement and other similar rights.  Trustmark agrees that nothing in this Section will require Cadence to cause the final dissolution and liquidation of any employee benefit plan prior to the Closing Date and that this Section may be satisfied by delivery by Cadence to Trustmark of an executed Board resolution or other similar instrument providing for the termination for the employee benefit plan, which may be contingent on the Closing Date, immediately prior to the Closing Date.  Trustmark agrees that Trustmark will not object to any amendment that Cadence may make before the Closing Date to the Cadence Financial Corporation Employees’ Pension Plan in connection with the termination of that plan to allocate any residual assets to participants and beneficiaries of that plan in a manner that complies with the Code and ERISA and that Trustmark will cause the termination of that plan to be administered in accordance with such amendment after the Closing Date.

V.  COVENANTS OF TRUSTMARK

Trustmark covenants and agrees with Cadence as follows:

Section 5.1.        Activities of Trustmark Pending Closing.

(a)       During the period from the date of this Agreement to the Effective Time, Trustmark will, and it will cause each Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (i) adversely affect the ability of the parties to obtain all necessary regulatory approvals required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article III of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Articles IX or XI hereof not being satisfied.

(b)       Trustmark will promptly notify Cadence, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain any necessary regulatory approvals or increase the period of time necessary to obtain such approvals.

(c)       Trustmark shall be reasonably responsive to requests by Cadence for access to such information and personnel regarding Trustmark and its Subsidiaries as may be reasonably necessary for Cadence to confirm that the representations and warranties of Trustmark contained herein are true and correct and that the covenants of Trustmark contained herein have been performed in all material respects; provided, however, that Trustmark shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Trustmark’s reasonable judgment, would interfere with the normal conduct of Trustmark’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

Section 5.2.        Regulatory Filings and Best Efforts.  Trustmark will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.3.        Registration Statement.

(a)       Trustmark shall cooperate in preparing and promptly cause to be filed with the SEC the Registration Statement under the Securities Act and any other applicable documents, the approval of the Merger and registering the shares of Trustmark Common Stock to be delivered to the shareholders of Cadence pursuant to this Agreement. Trustmark will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable after such filing. Trustmark shall also use its best efforts to obtain all necessary state securities or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)       Cadence and its counsel shall participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement (and all amendments and supplements thereto, requests for additional information and replies to comments) prior to filing.

(c)       At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Cadence’s shareholders and at the time of the Cadence shareholders’ meeting held to approve the Merger, the proxy statement included as part of the Registration Statement (the “Proxy Statement”), as amended or supplemented by any amendment or supplement filed by Trustmark will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Cadence for use in the Registration Statement or the Proxy Statement.

Section 5.4.        Employees.  Subject to post-Effective Time compliance with Trustmark's policies and applicable law for the hiring of new employees, including background checks, fingerprinting, and drug testing, each employee of Cadence shall become an employee of Trustmark after the Closing Date.  Trustmark agrees that the employees of Cadence who continue their employment after the Closing Date will be entitled to participate in the employee benefit plans and programs maintained for similarly situated employees of Trustmark on the Closing Date, in accordance with the respective terms of such plans and programs, and Trustmark shall take all actions necessary or appropriate and permissible under applicable law to facilitate immediate coverage of the Cadence Employees in such plans and programs from and after the Closing Date, including the following:

(a)       Each Cadence Employee will be entitled to credit for prior service with Cadence for all purposes under the Trustmark employee benefit plans. Any eligibility waiting period and pre-existing condition exclusion applicable to such Trustmark plans and programs shall be waived with respect to each Cadence Employee and their eligible dependents.  After the Closing, Trustmark will provide vacation time based on their prior service credit with Cadence and Trustmark consistent with other similarly situated employees of Trustmark.  For Cadence employees who have earned but unused vacation time accrued as of the Closing Date, such accrued time shall be converted into earned but unused vacation time at Trustmark.  In the event an employee of Cadence accrues vacation at a higher rate than such person would accrue under the Trustmark policy, Trustmark will pro-rate the amount of annual vacation time to give credit for such higher accrual rate for the period prior to the Closing Date.  Trustmark agrees to credit the Cadence Employees and their eligible dependents for the year during which coverage under Trustmark’s group health plan begins, with any deductibles already incurred during such year, under Cadence’s group health plan.  Trustmark further agrees that so long as it is permitted under the terms of the Cadence Plans, Trustmark will recognize all unexpended spending account amounts in any flexible spending account or health reimbursement account of Cadence immediately prior to the Closing Date.

(b)       The Cadence Employees shall be entitled to credit for past service with Cadence for the purpose of satisfying any eligibility, vesting and service based contribution periods applicable to Trustmark’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Trustmark’s 401(k) Profit Sharing Plan).

(c)       Any Cadence Employee terminated prior to or at the Effective Time shall be provided COBRA Coverage from Cadence, and Trustmark shall be responsible for administering such obligations after the Effective Time of the Merger.  Any former Cadence Employee terminated after the Effective Time will be offered COBRA coverage by Trustmark in accordance with applicable law.

(d)       Trustmark shall comply and assume the obligations under any Compensation Agreement by operation of law in connection with the Merger.  Trustmark and Cadence agree that after the Closing Date, any severance, change of control or other payments applicable as a result of the transactions contemplated by this Agreement shall be deemed to be due and payable by Trustmark in accordance with the terms of the instrument establishing such payment obligations and to the intended recipient of such payment as set forth in any such instrument (each such payment, a “Change of Control Payment”).  In accordance with applicable laws, Trustmark will either (i) offer continued employment to employees of Cadence subject to the Compensation Agreements, (ii) provide for the requisite Change of Control Payment, consistent with the terms of the Compensation Agreement, or (ii) enter into new compensation arrangements as may be negotiated to the mutual satisfaction of the parties to those agreements.

Section 5.5.        Regulatory Approvals.  Trustmark will file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of this Agreement and will provide Cadence with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.  Trustmark agrees to keep Cadence apprised of the status of matters relating to its efforts to obtain such regulatory approvals, including, upon the reasonable request of Cadence, permitting representatives of Cadence to attend meetings Trustmark may have with such regulators involving the approval of the Merger.

Section 5.6.        NASDAQ Listing.  Trustmark will file all documents required to have the shares of Trustmark Common Stock to be issued pursuant to the Agreement included for quotation on NASDAQ and use its best efforts to effect said listing.

Section 5.7.        Indemnification and Insurance.

(a)       All those persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall be entitled to all rights to indemnification under the Continuing Corporation's articles of incorporation, bylaws or indemnification contracts or undertakings and such rights shall be observed by the Surviving Corporation to the fullest extent permitted by law for a period of six (6) years from the Effective Time.

(b)       For a period of six (6) years following the Effective Time, Trustmark will provide director’s and officer’s liability insurance that serves to reimburse the current and former officers and directors of Cadence or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).  Notwithstanding the foregoing, in no event will Trustmark be required to expend an amount in excess of $1,500,000 for such insurance (the "Insurance Amount"), and if Trustmark is unable to maintain or obtain the insurance called for by this Section for an amount over the six (6) year period equal to or less than the Insurance Amount, Trustmark shall obtain as much comparable insurance as may be available for the Insurance Amount.

VI.  MUTUAL COVENANTS OF TRUSTMARK AND CADENCE

Section 6.1.        Notification; Updated Disclosure Schedules.  Cadence shall give prompt notice to Trustmark, and Trustmark shall give prompt notice to Cadence, of (a) any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it (including, without limitation, any adverse changes or events arising from a party’s failure to comply with the requirements of any regulatory authority having jurisdiction over it, other than the consent order dated May 19, 2010, (b) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (c) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Cadence shall update the Disclosure Schedules to reflect any additional information to make such representations and warranties true and correct as of the Closing Date.

Section 6.2.        Confidentiality.  Neither Trustmark nor Cadence will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 8.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party, (c) was independently acquired or developed without violating any obligations of this Agreement, or (d) is required to be disclosed under applicable law, the rules of the Nasdaq Stock Market, or legal process, provided, however, the nondisclosing party must give prompt notice to the disclosing party of the requirement and cooperate with the disclosing party in any effort to oppose such disclosure requirement.

Section 6.3.        Publicity.  Except as otherwise required by applicable law, the rules of the Nasdaq Stock Market or in connection with the regulatory application process, as long as this Agreement is in effect, neither Trustmark nor Cadence shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

VII.  CLOSING

Section 7.1.        Closing.  Subject to the other provisions of this Article VII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a)       the receipt of Cadence shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b)       if the transactions contemplated by this Agreement are being contested in any legal proceeding and Trustmark or Cadence, pursuant to Section 11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Trustmark and Cadence, to the consummation of the transactions contemplated herein, or such prior date as each of Trustmark and Cadence shall elect whether or not such proceeding has been brought to a conclusion, a meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Trustmark in Jackson, Mississippi, or at such other place to which the parties hereto may mutually agree.

Section 7.2.        Effective Time.  Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Cadence and the regulatory approvals of the Federal Reserve Board, FDIC, OCC and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates approving the Merger to be issued by the Mississippi Secretary of State (“Effective Time”).

VIII.  TERMINATION

Section 8.1.        Termination.

(a)       This Agreement may be terminated by action of the Board of Directors of Trustmark or Cadence at any time prior to the Effective Time if:

(i)       any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii)      any of the transactions contemplated by this Agreement are disapproved (and such disapproval has become final and non-appealable) by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii)     the Merger shall not have become effective on or before March 31, 2011, or such later date as shall have been approved in writing by the Boards of Directors of Trustmark and Cadence; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

(b)       This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Cadence if (i) Trustmark shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Trustmark contained herein shall be inaccurate in any respect and such inaccuracy constitutes a Material Adverse Effect or (ii) if the conditions set forth in Article X have not been met or waived by Cadence. In the event the Board of Directors of Cadence desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify Trustmark in writing of its intent to terminate stating the reason therefor. Trustmark shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Cadence (which approval shall not be unreasonably withheld).

(c)       This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Trustmark if (i) Cadence shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Cadence contained herein shall be inaccurate in any respect and such inaccuracy constitutes a Material Adverse Effect, (ii) if the conditions set forth in Article IX have not been met or waived by Trustmark, or (iii) the Board of Directors of Trustmark reasonably concludes, after consulting with counsel, that Trustmark will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which impose materially detrimental restrictions on the operations of Trustmark or the Continuing Corporation or which materially and adversely impact the value of the Merger transaction, taken as whole, to Trustmark. In the event the Board of Directors of Trustmark desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify Cadence in writing of its intent to terminate stating the cause therefor. Cadence shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Trustmark (which approval shall not be unreasonably withheld).

(d)       This Agreement may be terminated at any time prior to the Closing with the mutual written consent of Trustmark and Cadence and the approval of such action by their respective Boards of Directors.

(e)       This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Cadence, if prior to the Effective Time, Cadence shall have received a bona fide Acquisition Proposal and Cadence’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the  advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal, and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (e) shall not be deemed effective until payment of the Termination Fee required by Section 8.3.

(f)       This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Trustmark if Cadence’s Board of Directors shall have (i) resolved to accept an Acquisition Proposal, or (ii) withdrawn or modified, in any manner that is adverse to Trustmark, its recommendation or approval of this Agreement or the Merger or recommended to Cadence shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(g)       This Agreement may be terminated at any time prior to Closing by either Trustmark or Cadence, if the shareholders of Cadence fail to approve the Merger at the special meeting of shareholders called for such purpose (or any adjournment thereof).

Section 8.2.        Effect of Termination.  In the event of termination of this Agreement by either Trustmark or Cadence as provided in Section 8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Sections 6.2 and 12.4 and any other section which by its terms relates to post-termination rights or obligations) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 8.3.        Termination Fee.  To compensate Trustmark for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Trustmark, Cadence and Trustmark agree as follows:

(a)       Provided that Trustmark shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Cadence specifying in reasonable detail the basis of such alleged breach), Cadence shall pay to Trustmark the sum of $2,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Cadence under the provisions of Section 8.1(e), (ii) by either Trustmark or Cadence if at the time of any failure by the shareholders of Cadence to approve and adopt this Agreement and the Merger and there shall exist a Superior Proposal with respect to Cadence and, within twelve months of the termination of this Agreement, Cadence enters into a definitive agreement with any third party with respect to any such Superior Proposal, or (iii) by Trustmark under the provisions of Section 8.1(f). The payment of the Termination Fee shall be Trustmark’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 8.3(a).

(b)       Any payment required by paragraph (a) of this Section 8.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such Termination Fee payment is required pursuant to clause (ii) of Section 8.3(a), then such payment shall become payable within two (2) business days after the execution and delivery by Cadence of such definitive agreement relating to the Superior Proposal.

IX.  CONDITIONS TO OBLIGATIONS OF TRUSTMARK

The obligations of Trustmark under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Trustmark in its sole discretion:

Section 9.1.        Compliance with Representations and Covenants.  The representations and warranties made by Cadence in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Cadence shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Trustmark shall have been furnished with a certificate, executed by an appropriate representative of Cadence and dated as of the Closing Date, to the foregoing effect.

Section 9.2.        Absence of Material Adverse Effect.  There shall have been no change after the date hereof in the business or financial condition of Cadence which have a Material Adverse Effect on the Condition of Cadence.

Section 9.3.        TARP Securities Purchase.  Trustmark and the U.S. Treasury shall have entered into an agreement providing for the purchase by Trustmark of the Cadence Preferred Stock and the warrant issued by Cadence to the U.S. Treasury to purchase 1,145,833 shares of Cadence Common Stock for approximately $30 million plus all accrued but unpaid dividends with respect to the Cadence Preferred Stock and such purchase shall have been completed at the Effective Time.

Section 9.4.        Consent Order.  The consent order issued to Cadence Bank by the OCC dated as of May 19, 2010, shall be terminated before or at the Effective Time, and no further materially adverse other formal or informal administrative enforcement action issued by the OCC, the Federal Reserve Board, or the FDIC shall be issued or pending against Cadence at the Effective Time.

Section 9.5.        Legal Opinion.  Trustmark shall have received an opinion of Jackson Walker, L.L.P. counsel to Cadence, dated as of the Closing Date, addressed to Trustmark and in form and substance satisfactory to counsel for Trustmark.

X.  CONDITIONS TO OBLIGATIONS OF CADENCE

The obligations of Cadence under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Cadence in its sole discretion:

Section 10.1.       Compliance with Representations and Covenants.  The representations and warranties made by Trustmark in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Trustmark shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Trustmark prior to or at the Closing, including Section 5.4(d). Cadence shall be furnished with a certificate, executed by appropriate representatives of Trustmark and dated as of the Closing Date, to the foregoing effect.

Section 10.2.       Legal Opinion.  Cadence shall have received an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Trustmark, dated as of the Closing Date, addressed to Cadence and in form and substance satisfactory to counsel for Cadence.

Section 10.3.       Opinion of Financial Advisor.  Cadence shall have received a written opinion from a financial advisor dated as of the date of this Agreement furnished to shareholders of Cadence in connection with the vote on the Merger that the Merger Consideration is fair to the Cadence shareholders from a financial point of view, and that opinion shall not have been withdrawn or materially modified prior to Closing.

Section 10.4.       Tax Opinion.  Cadence shall have received an opinion of Jackson Walker L.L.P. to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Cadence, Trustmark and others.

Section 10.5.       Absence of Material Adverse Effect.  There shall have been no Material Adverse Effect on the Condition of Trustmark.

XI.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF TRUSTMARK,
AND CADENCE

The respective obligations of Trustmark and Cadence under this Agreement are subject to the satisfaction of the following conditions which may be waived by Trustmark and Cadence, respectively, in their sole discretion:

Section 11.1.       Government Approvals.  Trustmark shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any materially detrimental restrictions on the operations of Trustmark or the Continuing Corporation or which materially and adversely impact the value of the Merger transaction, taken as whole, to Trustmark, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Trustmark or Cadence may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 11.2.       Shareholder Approval.  The holders of Cadence Common Stock shall have approved this Agreement and the transactions contemplated by this Agreement.

Section 11.3.       Registration of Trustmark Common Stock.  The Registration Statement covering the Trustmark Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no claim, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Trustmark Common Stock to be issued in the Merger shall have been received.

Section 11.4.       Listing of Trustmark Common Stock.  The shares of Trustmark Common Stock to be delivered to the shareholders of Cadence pursuant to this Agreement shall have been authorized for listing on the Nasdaq Stock Market.

XII.  MISCELLANEOUS

Section 12.1.       Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)       “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for Cadence Stock regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving the sale, lease, exchange, mortgage, pledge, transfer, or other disposition of, all or substantially all of the assets or equity securities or deposits of, Cadence or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of the capital stock of Cadence or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b)       “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

(c)       “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

(d)       “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601,  et seq. ; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101,  et seq. ; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901,  et seq. ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201,  et seq. ; the Toxic Substances Control Act, 15 U.S.C. § 2601,  et seq. ; the Clean Air Act, 42 U.S.C. § 7401,  et seq. ; and the Safe Drinking Water Act, 42 U.S.C. § 300f,  et seq.

(e)       “Knowledge” means the actual knowledge of the senior executive officers of the respective parties.

(f)       Material Adverse Effect” means, (A) with respect to Cadence, any effect that, (i) except as set forth in Disclosure Schedule 12.1(f), separately or in the aggregate does or could result in loss, detriment, or obligation in excess of $4,000,000, (ii) in the context of difficult and possibly deteriorating market conditions, is otherwise material and adverse to the Condition of Cadence, or (iii) materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement and (B) with respect to Trustmark, any effect that, (i) separately or in the aggregate does or could result in loss, detriment, or obligation in excess of $20,000,000 (ii),in the context of difficult and possibly deteriorating market conditions, is otherwise material and adverse to the Condition of Trustmark, or (iii) materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) other than with respect to changes in laws and regulations that would reasonably be expected to have the effect of making illegal or commercially impracticable the carrying on of the business of the parties hereto and their respective Subsidiaries, changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes after the date hereof in general economic and market conditions, whether global, national or regional in nature (including prevailing interest rates, currency exchange rates, securities markets or other economic or monetary conditions) affecting banks or bank holding companies generally, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (e) the announcement of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including acts of competitors and losses of employees to the extent resulting therefrom, the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and, in the case of Trustmark, the payment of the Merger Consideration and the purchase of the TARP Preferred Securities, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, (g) any failure by a party or its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including any underlying causes thereof), or (h) changes in the trading price of a party’s common stock, in and of itself (but not including any underlying causes thereof). Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all proceeds or amounts that are expected to be received with respect to such condition or matter from insurance policies.

(g)       "Condition of Cadence" means the business, financial condition or results of operations of Cadence and the Cadence Subsidiaries taken as a whole.

(h)       "Condition of Trustmark" means the business, financial condition or results of operations of Trustmark and the Trustmark Subsidiaries taken as a whole.

(i)       “Regulatory Reports” means those reports of examination by regulatory authorities, compliance reports and correspondence related thereto.

(j)       “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% of the issued and outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest.

(k)       “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Cadence determines in its good faith judgment to be more favorable to Cadence’s shareholders than the Merger (taking into account, in good faith, the advice of Cadence’s independent financial advisor) and for which financing, to the extent required, is, in the good faith judgment of the Board of Directors of Cadence reasonably capable of being obtained by such third person.

(l)       “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code (the “Code”)), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

(m)       “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 12.2.       Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Trustmark and Cadence contained in this Agreement shall terminate at the Closing.

Section 12.3.       Amendments.  This Agreement may be amended only by a written instrument signed by Trustmark and Cadence at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Cadence pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 12.4.       Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, Trustmark and Cadence represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.  Cadence's legal and accounting expenses incurred in connection with the Merger billed on or after the date of this Agreement shall not exceed $1,000,000 in the aggregate; provided however that this limitation shall not be applicable to accounting or legal fees incurred in connection with any litigation which may arise prior to the Closing Date or Cadence filings under the Exchange Act that are not in connection with the Merger.

Section 12.5.       Notices.  Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Trustmark:
Trustmark Corporation
248 E. Capitol Street, Suite 310
Jackson, Mississippi 39201
Facsimile: 601.208.6344
Attention:  Richard G. Hickson

With a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, Tennessee  38103
Facsimile: 901.577.0762
Attention:  Jackie G. Prester

If to Cadence:

Cadence Financial Corporation
P.O. Box 1187
301 East Main Street
Starkville, Mississippi 39760
Facsimile: 662.324.4748
Attention:  Lewis F. Mallory, Jr.

With a copy to:

Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas  77010
Facsimile:  713.308.4114
Attention Mark L. Jones

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered on the date set forth on the courier’s delivery receipt and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 12.6.       Controlling Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Mississippi and, to the extent applicable, by the laws of the United States of America.

Section 12.7.       Headings.  The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 12.8.       Modifications or Waiver.  No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 12.9.       Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 12.10.      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 12.11.      Consolidation of Agreements.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 12.12.      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 12.13.      Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 12.14.      Gender.  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 12.15.      Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRUSTMARK CORPORATION

/s/ Richard G. Hickson
Richard G. Hickson, Chairman and Chief Executive Officer

ATTEST:

/s/ T. Harris Collier, III
T. Harris Collier, III, Secretary

CADENCE FINANCIAL CORPORATION

/s/Lewis F. Mallory, Jr.
Lewis F. Mallory, Jr., Chairman and Chief Executive Officer

ATTEST:

/s/Richard T. Haston
Richard T. Haston, Secretary

[Signature Page to Agreement and Plan of Reorganization]

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